UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2024

SmartStop Self Storage REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-55617 (Commission File Number)	46-1722812 (IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 19, 2024, SmartStop Self Storage REIT, Inc. (the “Company”), through its operating partnership (the “Borrower”), entered into a credit agreement with KeyBank, National Association, as administrative agent (“KeyBank”), and KeyBanc Capital Markets, Inc. as book runner and lead arranger, and certain other lenders (the “Lenders”) that may become party thereto (the “Acquisition Facility”).

The initial commitment under the Acquisition Facility is $35 million, which may be increased by the Borrower up to a maximum total commitment of $175 million. Upon the closing of the Acquisition Facility, the Borrower immediately drew down an aggregate amount of approximately $15 million, which was used to fund the acquisition of a self storage facility. The Borrower intends to use the proceeds of the Acquisition Facility to fund future self storage facility acquisitions. As the Borrower makes draw requests under the Acquisition Facility for such future acquisitions, each subsidiary of the Company that owns such self storage facility will become a Subsidiary Guarantor (defined below) under the Acquisition Facility.

The maturity date of the Acquisition Facility is November 19, 2025, and includes a six-month extension option, subject to the payment of an extension fee of 0.20% on the aggregate amount of the then-outstanding commitments for such extension, and it may be prepaid or terminated at any time without penalty; provided, however, that the Lenders shall be indemnified for certain breakage costs.

Amounts borrowed under the Acquisition Facility bear interest based on the type of borrowing (either Base Rate Loans, Daily Simple SOFR Loans, or Term SOFR Loans, each as defined in the Acquisition Facility). Base Rate Loans bear interest at the lesser of (x) the Base Rate (as defined in the Acquisition Facility) plus the applicable rate, or (y) the maximum rate. Daily Simple SOFR Loans bear interest at the lesser of (a) Adjusted Daily Simple SOFR (as defined in the Acquisition Facility) plus the applicable rate, or (b) the maximum rate. Term SOFR Loans bear interest at the lesser of (a) Term SOFR (as defined in the Acquisition Facility) for the interest period in effect plus the applicable rate, or (b) the maximum rate. The corresponding applicable rate is (i) prior to the extension period, if any (A) 275 basis points for Daily Simple SOFR Loans and Term SOFR Loans and (B) 175 basis points for Base Rate Loans, and (ii) after the extension period, if any (A) 325 basis points for Daily Simple SOFR Loans and Term SOFR Loans and (B) 225 basis points for Base Rate Loans. The initial advance under the Acquisition Facility was a Daily Simple SOFR Loan that bears interest at 275 basis points over Adjusted Daily Simple SOFR.

The Acquisition Facility is fully recourse, jointly and severally, to the Company, the Borrower, and certain of its subsidiaries (each, a “Subsidiary Guarantor”). In connection with the Acquisition Facility, each of the Company and any Subsidiary Guarantor executed a guaranty in favor of the Lenders. It is an event of default under the Acquisition Facility if (a) there is a payment default by the Company, the Borrower or any Subsidiary Guarantor under any recourse debt for borrowed money, or (b) there is a payment default by the Company or any of its subsidiaries under any non-recourse debt of at least $75 million.

The Acquisition Facility is initially secured by: (i) a pledge of equity interests in each Subsidiary Guarantor and (ii) a pledge of all net proceeds from any capital event of the Company or its subsidiaries, which includes equity issuances, sales of properties and refinancing of indebtedness.

The Acquisition Facility contains certain customary representations and warranties, affirmative, negative and financial covenants, borrowing conditions, and events of default. The financial covenants imposed on the Company are the same as the financial covenants imposed by the Company’s amended and restated revolving credit facility with KeyBank and certain other lenders party thereto, dated February 22, 2024. The negative covenants include, among other things, a restriction on the Company’s ability to obtain additional recourse financing in the future with limited exceptions. If an event of default occurs and continues, the Borrower is subject to certain actions by the administrative agent, including, without limitation, the acceleration of repayment of all amounts outstanding under the Acquisition Facility.

The information set forth above in this Item 1.01 does not purport to be complete and is qualified in its entirety by the full text of the documents attached to this Current Report on Form 8-K as Exhibit 10.1, which are incorporated into this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Credit Agreement, dated November 19, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTSTOP SELF STORAGE REIT, Inc.
Date: November 25, 2024	By:	/s/ James R. Barry
James R. Barry
Chief Financial Officer and Treasurer